Exhibit 99.1

HCP Announces Next Generation of Leadership with Promotions of Tom Herzog and Justin Hutchens

Mr. Herzog to Become CEO and Mr. Hutchens President, Effective January 1, 2017

Company Retains Korn Ferry to Conduct CFO Search

IRVINE, Calif. and SAN FRANCISCO, Nov. 14, 2016 /PRNewswire/ — HCP (NYSE:HCP) (“HCP” or the “Company”) announced today that its Board of Directors intends to elect Tom Herzog, HCP’s current Chief Financial Officer, as Chief Executive Officer and a member of the Board.  The Board also intends to elect Justin Hutchens, HCP’s current Chief Investment Officer, as President.  Both elections are anticipated to be made effective January 1, 2017.

Mr. Herzog has served as CFO since June 2016 after rejoining the Company, having previously served as CFO from 2009 to 2011.  He will report to Mike McKee, who has served as interim President and CEO since July 2016 and will remain Executive Chairman.  Mr. Hutchens will report to Mr. Herzog.

“The Board is very excited to announce HCP’s new generation of leadership, which was one of the key strategic goals we outlined earlier this year,” said Mr. McKee.  “Tom and Justin are both outstanding executives, and their skills and experience have been invaluable during the past year as we have made significant progress on our long-term strategic plan.  In addition, elevating two highly qualified senior members of our current executive team will ensure stability as well as continuity of leadership and strategy as we continue our transition to HCP 3.0, and our vision for a stronger and more profitable company.  We are all committed and excited to continue to work together to drive improved performance and build shareholder value.”

“I am honored by the opportunity to lead HCP through its next phase of growth and development, and I greatly appreciate the confidence of our Board of Directors,” said Mr. Herzog.  “Our entire executive team and Board are fully aligned with our strategic vision, and I look forward to continuing to work with Justin and the rest of our outstanding leadership team to build value for our shareholders.  Since I returned to HCP in June, we have achieved a number of our near-term strategic goals, and this gives me great confidence in our ability to continue to execute the long-term plan.  From top to bottom, HCP is an extremely talented and hard-working organization, and I look forward to collaborating with our entire team to ensure this next chapter in our corporate history is as successful as possible.”

Mr. Hutchens said, “I look forward to this new role at HCP at this key point in our transition, and I am thrilled to continue working alongside Tom, whom I respect immensely as an executive and colleague.  I have no doubt he will provide strong and stable leadership that will inspire continued confidence in HCP’s success among our employees, shareholders, operating partners and other stakeholders.  We have all worked incredibly hard this year to ensure the successful transformation of the business, and we have a clear strategy in place to continue this performance.”

CFO Search

HCP has retained Korn Ferry, a leading global executive recruiting firm, which has already initiated a search for a new CFO to replace Mr. Herzog in 2017.

Tom Herzog Biography

Mr. Herzog is HCP’s Executive Vice President and Chief Financial Officer.  From January 2013 until joining HCP in June 2016, he was Senior Vice President - Chief Financial Officer of UDR, Inc., a leading multifamily REIT.  Mr. Herzog served as Chief Financial Officer of Amstar, a Denver-based real estate investment company, from August 2011 to January 2013.  He previously served as Executive Vice President and Chief Financial Officer of HCP from April 2009 to May 2011.  Mr. Herzog was Senior Vice President and Chief Accounting Officer at Apartment Investment and Management Company, a leading multifamily REIT, from 2004 to 2005 and Executive Vice President and Chief Financial Officer from 2005 to 2009.  From 2000 to 2004, he served in the roles of Chief Accounting Officer & Global Controller and Finance Technical Advisor for GE Real Estate.  Prior to joining GE Real Estate, Mr. Herzog began his career in public accounting with Deloitte & Touche LLP, serving in the audit department for ten years, including a two-year national office assignment in the real estate group.  He currently serves on the Board of Directors for Tier REIT, an office property REIT.

Justin Hutchens Biography

Mr. Hutchens has been with HCP since September 2015, most recently as Executive Vice President and Chief Investment Officer.  Prior to joining HCP, Mr. Hutchens was President and Chief Executive Officer of National Health Investors, Inc., a healthcare REIT, since March 2011 and President and Chief Operating Officer (“COO”) from February 2009 to March 2011.  He served on NHI’s Board of Directors from 2010 to 2015.  Mr. Hutchens has national operating experience as the Senior Vice President and COO of Summerville Senior Living from 2003 to 2007 and upon its merger with Emeritus Corporation, the Executive Vice President and COO of Emeritus Senior Living Corporation from 2007 to 2009.  From 1997 to 2003, he held multi-site management roles overseeing marketing and operations in the senior housing and post-acute industries.  Mr. Hutchens currently serves on the Board of Directors for the National Investment Center for Seniors Housing and Care.

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ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office.  Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index.  For more information regarding HCP, visit www.hcpi.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to our CEO and President transition and expected process for hiring our CFO and our business opportunities and outlook.  These statements are made as of the date hereof, and are not guarantees of future events.  They are subject to risks and uncertainties that could cause actual events to differ materially from those set forth therein or implied thereby.  These risks and uncertainties include, but are not limited to, those identified in our reports filed with the Securities and Exchange Commission.  We assume no, and hereby disclaim any, obligation to update any of the foregoing or any forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Andrew Johns

Vice President – Finance and Investor Relations

(949) 407-0400

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